Wireless Telecom Group INC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP SIGNS AGREEMENT TO ACQUIRE HOLZWORTH INSTRUMENTATION INC.

NEWS RELEASE

November 14, 2019

Parsippany, New Jersey - Wireless Telecom Group, Inc. (NYSE American: WTT) (the “Company”) announced the signing of a definitive agreement to acquire Holzworth Instrumentation Inc. (“Holzworth”), a Boulder, Colorado based provider of specialty phase noise analyzers and signal generators.

Holzworth instruments are used by government labs, the semiconductor industry, and network equipment providers, among others, in research and automated test environments. The Company expects to close this acquisition in the months ahead.

Timothy Whelan, CEO of Wireless Telecom Group, commented, “We remain focused executing our long-term strategy and are proud to have signed a definitive agreement to acquire Holzworth, a complimentary business for our Test and Measurement segment which serves a common customer base with common channel partners. This acquisition is expected to drive future growth and accretive profitability to our Test and Measurement segment by the attractive margins of the business.”

Whelan added, “Holzworth is an established test and measurement brand, well known for their ultra-low phase noise, high stability phase noise analyzers and signal generators. Products designed by Holzworth are used by customers on the cutting edge of high technology research, development and production in government, commercial and academic environments. Their solutions meet demanding performance specifications in a unique form factor at an attractive price point, allowing them to compete with some of the largest test and measurement equipment manufacturers worldwide. We are thrilled to welcome the skilled founders and employees of Holzworth and believe their product offerings are a perfect complement to our specialty noise generation and higher performance radio frequency power measurement solutions. The Holzworth acquisition is aligned to our focus on the growth of test and measurement solutions, which we believe will enable the future of wireless technology in radar, satellite communications and 5G.”

Jason Breitbarth, President of Holzworth, stated, “We are excited to join Wireless Telecom Group and be part of their mission to provide specialty products and unique solutions used in the development, testing and deployment of wireless connectivity. With a larger sales channel footprint, broader customer base, and a global team of RF and microwave experts, we expect to deliver even greater value to shared and new customers. We believe this combination will allow us to realize greater growth as we focus our principal skill sets on technology advancement and business development.”

The initial purchase price for Holzworth is comprised of $8.0 million of cash payable at closing, $1.5 million in deferred cash payments, subject to minimum EBITDA (as defined in the acquisition agreement) thresholds, and $500,000 of Wireless Telecom Group Inc. common stock based on the 90-day volume weighted average share price of $1.44 per share. The shares will be subject to a 36-month lock-up provision. Additional details of the agreement are set forth in a Form 8-K filed by the Company today.

The transaction closing is conditioned upon the Company obtaining proceeds from a debt financing in an amount sufficient to pay the total closing cash consideration of the acquisition of $8.0 million. The Company is engaged in a process to obtain such financing.

The Holzworth acquisition agreement also includes customary representations and warranties and indemnifications of both the Company and Holzworth, and is subject to customary closing conditions in addition to the debt financing condition.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements include, among others, statements regarding our expectation that the Holzworth acquisition will drive future growth and accretive profitability, our expectation that the Holzworth acquisition will close in the months ahead, and that the combination will allow greater growth of Holzworth revenues. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results, including, among others, the ability of the Company to obtain appropriate debt financing for the transaction on favorable terms or at all; management’s ability to integrate the Holzworth business successfully; the ability of management to successfully implement the Company’s business plan and strategy; the loss of any significant customers of the Company; the impact of competitive products and pricing; as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, as except as required by law.

Contact: Mike Kandell

(973) 386-9696

Or

John Nesbett or Jen Belodeau

(203) 972 9200

About Wireless Telecom Group, Inc.

Wireless Telecom Group, Inc., comprised of Boonton Electronics, CommAgility, Microlab and Noisecom, is a global designer and manufacturer of advanced radio frequency and microwave components, modules, systems and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, semiconductor and medical industries, Wireless Telecom Group products enable innovation across a wide range of traditional and emerging wireless technologies. With a unique set of high-performance products including peak power meters, signal analyzers, signal processing modules, LTE PHY and stack software, power splitters and combiners, GPS repeaters, public safety monitors, noise sources, and programmable noise generators, Wireless Telecom Group supports the development, testing, and deployment of wireless technologies around the globe. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wirelesstelecomgroup.com.

About Holzworth Instrumentation, Inc.

Holzworth Instrumentation, Inc. has been a global provider of high-performance signal sources and phase noise analyzers since 2004. Holzworth phase coherent, broadband radio frequency and microwave synthesizers are optimized for ultra-low phase noise performance, spectral purity and fast switching speeds. Holzworth phase noise analyzers are of the same innovative design philosophy, optimized for measurement speed, z540 traceable accuracy and high reliability while measuring to noise floors at the theoretical limit. Holzworth’s website address is http://www.holzworth.com.